Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KEY ENERGY SERVICES, INC.

The present name of the corporation is Key Energy Services, Inc. (the “Corporation”). The Corporation was originally incorporated under the name “Key Energy Services, Inc.” by the filing of its original Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland on April 22, 1977. The Articles of Conversion of the Corporation were filed with the Department of Assessments and Taxation of the State of Maryland on December 15, 2016, and the Certificate of Conversion of the Corporation and the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) were filed with the Secretary of State of the State of Delaware on December 15, 2016. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”). The Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE 1.

NAME

The name of the Corporation is Key Energy Services, Inc.

ARTICLE 2.

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4.

CAPITAL STOCK

(A)    Authorized Shares

(1)    Classes of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares, of which 150,000,000 shares of the par value of $0.01 per share shall be designated as shares of common stock (“Common Stock”) and 50,000,000 shares of the par value of $0.01 per share shall be designated as shares of preferred stock (“Preferred Stock”). Effective as of the effective time of this Amended and Restated Certificate of Incorporation (the “Effective Time”), every 50 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Split, and instead, the Corporation shall issue one full share of post-Reverse Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Split. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

(2)    Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series;

(b)	the number of shares included in such series;

(c)

the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)

whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)

the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)

the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)

the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)

whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(j)	any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Unless otherwise provided in the certificate of designations or the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof or other document establishing the terms of a series of Preferred Stock (including this Amended and Restated Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock), no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(B)    Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

ARTICLE 5.

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 50.1% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.

BOARD OF DIRECTORS

(A)    Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)    Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Amended and Restated Certificate of Incorporation becomes effective, be seven and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C)    Election of Directors. Subject to the stockholders agreement, dated as of March 6, 2020, among the Corporation and certain holders of Common Stock identified therein (the “Stockholders Agreement”), the terms and manner of election of directors shall be fixed by the Bylaws of the Corporation. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any designation relating to any series of Preferred Stock) applicable thereto. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)    Vacancies. Subject to the Stockholders Agreement, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by the DGCL, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term to which such director shall have been elected.

ARTICLE 7.

MEETINGS OF STOCKHOLDERS

(A)    Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)    Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, prior to the Trigger Date, holders of a majority of the outstanding Common Stock may call a special meeting of the stockholders. “Trigger Date” means the date on which the Consenting Term Lenders cease to collectively own at least a majority of the outstanding shares of Common Stock. “Consenting Term Lenders” means each of the holders of Common Stock party to the Stockholders Agreement together with their Permitted Transferees as defined therein.

(C)    Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting. Notwithstanding the foregoing, prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken by written consent of the stockholders, acting together as a single class, without a meeting, but only if (i) such consent or consents are signed by or on behalf of the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) such consent or consents are delivered to the Corporation in accordance with the DGCL.

ARTICLE 8.

INDEMNIFICATION

(A)    Right to Indemnification. The Corporation shall indemnify each director to the fullest extent permitted by the DGCL (as it presently exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment). Expenses reasonably incurred by a director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by law. The right to indemnification conferred in this Article 8 shall be a contract right.

(B)    Limited Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction for which the director derived any improper personal benefit.

(C)    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

(D)    Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)    Preservation of Rights. If the DGCL is amended after the filing of this Amended and Restated Certificate of Incorporation of which this Article 8 is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 9.

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This Article 9 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of this provision. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article 9.

ARTICLE 10.

MISCELLANEOUS

(A)    Amendments. The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 10, unless such action is approved by the affirmative vote of the holders of not less than 66 2⁄3% of the total voting power of all outstanding classes of stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

(B)    Section 203 of the DGCL. Prior to the Trigger Date, the Corporation elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation. From and after the Trigger Date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

[signature page follows]

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 6th day of March, 2020.

KEY ENERGY SERVICES, INC.

By:	/s/ Katherine I. Hargis
Name:	Katherine I. Hargis
Title:	Senior Vice President, Chief Administrative Officer, General Counsel & Secretary